UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*
                                 --------------


                              PRIME RESPONSE, INC.
                              --------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)


                                    74158B100
                                    ---------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]     Rule 13d-1(b)
          [_]     Rule 13d-1(c)
          [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 74158B100                     SCHEDULE 13G                Page 2 of 14
          ---------

--------------------------------------------------------------------------------

1.       Name of Reporting Person           General Atlantic Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)    [X]
         if a Member of a Group             (b)    [_]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization       Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power            0
Beneficially         (6)   Shared Voting Power          9,581,717
Owned by Each        (7)   Sole Dispositive Power       0
Reporting Person     (8)   Shared Dispositive Power     9,581,717
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  9,581,717
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9      46.1%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                             00
--------------------------------------------------------------------------------

CUSIP NO. 74158B100                     SCHEDULE 13G                Page 3 of 14
          ---------

--------------------------------------------------------------------------------

1.       Name of Reporting Person           General Atlantic Partners 42, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power            0
Beneficially         (6)   Shared Voting Power          9,581,717
Owned by Each        (7)   Sole Dispositive Power       0
Reporting Person     (8)   Shared Dispositive Power     9,581,717
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  9,581,717
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9      46.1%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                             PN
--------------------------------------------------------------------------------

CUSIP NO. 74158B100                     SCHEDULE 13G                Page 4 of 14
          ---------

--------------------------------------------------------------------------------

1.       Name of Reporting Person           General Atlantic Partners 48, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)      Sole Voting Power           0
Beneficially         (6)      Shared Voting Power         9,581,717
Owned by Each        (7)      Sole Dispositive Power      0
Reporting Person     (8)      Shared Dispositive Power    9,581,717
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  9,581,717
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9      46.1%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                             PN
--------------------------------------------------------------------------------

CUSIP NO. 74158B100                     SCHEDULE 13G                Page 5 of 14
          ---------

--------------------------------------------------------------------------------

1.       Name of Reporting Person           General Atlantic Partners 52, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization     Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power           0
Beneficially         (6)   Shared Voting Power         9,581,717
Owned by Each        (7)   Sole Dispositive Power      0
Reporting Person     (8)   Shared Dispositive Power    9,581,717
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  9,581,717
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9      46.1%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                             PN
--------------------------------------------------------------------------------

CUSIP NO. 74158B100                     SCHEDULE 13G                Page 6 of 14
          ---------

--------------------------------------------------------------------------------

1.       Name of Reporting Person           General Atlantic Partners 57, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization      Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power            0
Beneficially         (6)   Shared Voting Power          9,581,717
Owned by Each        (7)   Sole Dispositive Power       0
Reporting Person     (8)   Shared Dispositive Power     9,581,717
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  9,581,717
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9      46.1%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                             PN
--------------------------------------------------------------------------------

CUSIP NO. 74158B100                     SCHEDULE 13G                Page 7 of 14
          ---------

--------------------------------------------------------------------------------

1.       Name of Reporting Person           GAP Coinvestment Partners, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization     New York
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power           0
Beneficially         (6)   Shared Voting Power         9,581,717
Owned by Each        (7)   Sole Dispositive Power      0
Reporting Person     (8)   Shared Dispositive Power    9,581,717
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  9,581,717
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9      46.1%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                             PN
--------------------------------------------------------------------------------

CUSIP NO. 74158B100                     SCHEDULE 13G                Page 8 of 14
          ---------

--------------------------------------------------------------------------------

1.       Name of Reporting Person           GAP Coinvestment Partners II, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person
--------------------------------------------------------------------------------

2.       Check the Appropriate Box          (a)   [X]
         if a Member of a Group             (b)   [_]
--------------------------------------------------------------------------------

3.       S.E.C. Use Only
--------------------------------------------------------------------------------

4.       Citizenship or Place of Organization     Delaware
--------------------------------------------------------------------------------

Number of Shares     (5)   Sole Voting Power           0
Beneficially         (6)   Shared Voting Power         9,581,717
Owned by Each        (7)   Sole Dispositive Power      0
Reporting Person     (8)   Shared Dispositive Power    9,581,717
--------------------------------------------------------------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

                  9,581,717
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares                                               ______
--------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row 9      46.1%
--------------------------------------------------------------------------------

12.      Type of Reporting Person                             PN
--------------------------------------------------------------------------------

CUSIP NO. 74158B100                     SCHEDULE 13G                Page 9 of 14
          ---------


                    This Schedule 13G is filed by the undersigned (the "Statement"), with respect to the shares of common stock, par value $.01 per share (the "Common Stock"), of Prime Response, Inc. (the "Company").

Item 1.             (a)      NAME OF ISSUER
                             --------------

                    Prime Response, Inc.

                    (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                    150 CambridgePark Drive
                    Cambridge, MA 02140

Item 2.             (a)      NAMES OF PERSONS FILING

                    General Atlantic Partners, LLC ("GAP")
                    General Atlantic Partners 42, L.P. ("GAP 42") General Atlantic Partners 48, L.P. ("GAP 48") General Atlantic Partners 52, L.P. ("GAP 52") General Atlantic Partners 57, L.P. ("GAP 57") GAP Coinvestment Partners, L.P. ("GAPCO")
                    GAP Coinvestment Partners II, L.P. ("GAPCO
                    II," and together with GAP, GAP 42, GAP 48,
                    GAP 52, GAP 57 and GAPCO, the "Reporting
                    Persons")

                    (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                    c/o General Atlantic Service Corporation
                    3 Pickwick Plaza
                    Greenwich, CT 06830

                    (c)      CITIZENSHIP

                    GAP      -- Delaware
                    GAP 42   -- Delaware
                    GAP 48   -- Delaware
                    GAP 52   -- Delaware
                    GAP 57   -- Delaware
                    GAPCO    -- New York
                    GAPCO II -- Delaware

                    (d)      TITLE OF CLASS OF SECURITIES

                    Common Stock, par value $.01 per share (the "Shares")

                    (e)      CUSIP NUMBER

                                 74158B100

CUSIP NO. 74158B100                     SCHEDULE 13G               Page 10 of 14
          ---------


Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).

Item 4. As of December 31, 2000, GAP, GAP 42, GAP 48, GAP 52, GAP 57, GAPCO and GAPCO II each owned of record no Shares, 4,697,334 Shares, 477,113 Shares, 1,808,717 Shares,
                    677,461 Shares, 1,380,030 Shares and 541,062 Shares,
                    respectively, or 0.0%, 22.6%, 2.3%, 8.7%, 3.3%, 6.6% and
                    2.6%, respectively, of the issued and outstanding Shares. The general partner of GAP 42, GAP 48, GAP 52 and GAP 57 is GAP. The managing members of GAP are Steven A. Denning, Peter L. Bloom, David C. Hodgson, William O. Grabe, William E. Ford, Clifton S. Robbins, Franchon M. Smithson, Matthew Nimetz, Mark F. Dzialga, Klaus Esser, Rene M. Kern and John Wong (collectively, the "GAP Managing Members"). Mr. Ford and Marc F. McMorris, a principal at GAP, are directors of the Company. The GAP Managing Members (other than Mr. Esser) are the general partners of GAPCO and GAPCO II. By virtue of the fact that the GAP Managing Members are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO and GAPCO II, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the Shares which each of them owns of record. Accordingly, as of December 31, 2000, each of the Reporting Persons may be deemed to own beneficially an aggregate of 9,581,717 Shares or 46.1% of the issued and outstanding Shares. Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 9,581,717 Shares that may be deemed to be owned beneficially by each of them.

Item 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    Not applicable.


Item 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                    ANOTHER PERSON

                    See Item 4.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                    Not applicable.

Item 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    See Item 4.

Item 9.             NOTICE OF DISSOLUTION OF GROUP

                    Not applicable.

Item 10.            CERTIFICATION

                    Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 74158B100                     SCHEDULE 13G               Page 11 of 14
          ---------


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2001

                                    GENERAL ATLANTIC PARTNERS, LLC



                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:  Thomas J. Murphy
                                         Title: Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 42, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner



                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:  Thomas J. Murphy
                                         Title: Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 48, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner



                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name:  Thomas J. Murphy
                                              Title: Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 52, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner



                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name:  Thomas J. Murphy
                                              Title: Attorney-in-Fact

CUSIP NO. 74158B100                     SCHEDULE 13G               Page 12 of 14
          ---------



                                    GENERAL ATLANTIC PARTNERS 57, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner



                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name:  Thomas J. Murphy
                                              Title: Attorney-in-Fact


                                    GAP COINVESTMENT PARTNERS, L.P.



                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:  Thomas J. Murphy
                                         Title: Attorney-in-Fact


                                    GAP COINVESTMENT PARTNERS II, L.P.



                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:  Thomas J. Murphy
                                         Title: Attorney-in-Fact

CUSIP NO. 74158B100                     SCHEDULE 13G               Page 13 of 14
          ---------


                           JOINT ACQUISITION STATEMENT
                           PURSUANT TO RULE 13D-(k)(1)


             The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated as of February 13, 2001

                                    GENERAL ATLANTIC PARTNERS, LLC



                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:  Thomas J. Murphy
                                         Title: Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 42, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner



                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name:  Thomas J. Murphy
                                              Title: Attorney-in-Fact

CUSIP NO. 74158B100                     SCHEDULE 13G               Page 14 of 14
          ---------



                                    GENERAL ATLANTIC PARTNERS 48, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner



                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name:  Thomas J. Murphy
                                              Title: Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 52, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner



                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name:  Thomas J. Murphy
                                              Title: Attorney-in-Fact


                                    GENERAL ATLANTIC PARTNERS 57, L.P.


                                    By:  General Atlantic Partners, LLC
                                         its General Partner



                                         By:  /s/ Thomas J. Murphy
                                              ----------------------------------
                                              Name:  Thomas J. Murphy
                                              Title: Attorney-in-Fact


                                    GAP COINVESTMENT PARTNERS, L.P.



                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:  Thomas J. Murphy
                                         Title: Attorney-in-Fact


                                    GAP COINVESTMENT PARTNERS II, L.P.



                                    By:  /s/ Thomas J. Murphy
                                         ---------------------------------------
                                         Name:  Thomas J. Murphy
                                         Title: Attorney-in-Fact